Exhibit 21.1

LIST OF SUBSIDIARIES OF CHEROKEE INC.

Name and Jurisdiction of Organization:

1.	SPELL C. LLC., a Delaware limited liability company
2.	Cherokee Brands, LLC, a Delaware limited liability company
3.	Three‑Sixty Vision LLC, a Delaware limited liability company
4.	Hawk 900 Brands LLC, a Delaware limited liability company
5.	EDCA LLC, a Delaware limited liability company
6.	FFS Holdings, LLC, a Delaware limited liability company
7.	Hi-Tec Sports USA, Inc., a California corporation
8.	Hi-Tec Retail, Inc., a California corporation
9.	Hi-Tec Sports Public Limited Company, United Kingdom
10.	Irene Acquisition Company B.V., Netherlands
11.	Hi-Tec International Holdings B.V., Netherlands
12.	Hi-Tec Sports International Holdings B.V., Netherlands
13.	Hi-Tec Nederland B.V., Netherlands
14.	Hi-Tec Nederland B.V. Zweigneiderlassung Deutschland, Germany
15.	Hi-Tec Sports UK Limited, United Kingdom
16.	Hi-Tec Sports Canada, Ltd., Canada
17.	Hi-Tec Sports France SA, France
18.	Hi-Tec Sports Mid Europe SRO, Czech Republic